U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.   Name and Address of Reporting Person:
     Lee Jackson, 712 Arrowhead Lane, Murray, UT  84111

2.   Date of Event Requiring Statement (Month/Date/Year): 06/30/97

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Issuer Name and Ticker or Trading Symbol:
     Upland Energy Corporation (UPLC)

5.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director ( ) Officer, give title below (X) 10% Owner ( ) Other
     Title:

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

          TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of    3. Ownership     4.  Nature of
                            Securities      Form: Direct      Indirect
                            Beneficially    (D) or            Beneficial
                            Owned           Indirect (I)      Ownership
--------------------     --------------- ---------------  ---------------
Common Stock                 443,350            D                N/A




          TABLE II - Derivative Securities Beneficially Owned

1. Title of 2. Date Exercisable 3. Title and Amount of 4. Conver-  5.
Ownership 6. Nature
 Derivative  and Expiration      Securities Underlying  sion or     Form
of      Of
 Security    Date (Month Day     Derivative Security    Exercise
Derivative   Indirect
             Year)                                      Price of
Security:    Ownership
            ------------------- ----------------------  Derivative  Direct (D)
            Date Exer- Expira-  Title       Amount or   Security    Or
Indirect
            cisable    tion                 Number of               (I)
                       Date                 Shares
----------- ---------- -------- ----------- ----------  ----------
----------- ----------
Options to
 Purchase
 Common
 Stock       12/16/96    12/16/2001  Common      25,000     $2.00
D          N/A
                                      Stock
Common Stock 02/26/97    02/26/2002  Common      25,000     $2.00
D          N/A
 Purchase                             Stock
 Warrants

PAGE

Explanation of Responses:

Signature of Reporting Person:



/S/ Lee Jackson
------------------------------------
Lee Jackson

Date: 7/14/97